SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ULTRA CLEAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS OF

ULTRA CLEAN HOLDINGS, INC.

Date:	May 15, 2018

Time:	Doors open at 12:00 p.m. Pacific time;

Meeting begins at 12:30 p.m. Pacific time

Place:	Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Purposes:	•	Elect our directors

•	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2018

•	Hold an advisory vote on executive compensation

•	Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	March 21, 2018 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. At the meeting you will hear a report on our business and have a chance to meet some of our directors and executive officers.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 15, 2018: This Proxy Statement, along with our 2017 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com/90385V. Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone or by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

/s/ James P. Scholhamer

James P. Scholhamer

Chief Executive Officer

April 19, 2018

ULTRA CLEAN HOLDINGS, INC.

2018 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

May 15, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2018 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting. The date of this proxy statement is April 19, 2018. The proxy statement and form of proxy are first being mailed to our stockholders on or about April 20, 2018.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 15, 2018: This Proxy Statement, along with our 2017 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com/90385V.

General Information

Ultra Clean Holdings, Inc., referred to in this proxy statement as “Ultra Clean,” the “Company” or “we,” is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on May 15, 2018 at 12:30 p.m., Pacific time or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025.

Who May Attend and Vote at Our Annual Meeting

All holders of our common stock, as reflected in our records at the close of business on March 21, 2018, the record date for voting, may attend and vote at the meeting. To attend the annual meeting, you must present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must also provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 38,718,173 shares of our common stock, $0.001 par value.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending paper copies of the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us by signing and mailing the enclosed proxy card or by voting on the Internet, telephone, or in person at the annual meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement is being forwarded to you by or on behalf of your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.

How to Vote

You may vote in person at the meeting or by proxy.

Voting by Proxy. If you are a stockholder of record, you may vote by proxy over the Internet, by telephone or by mail if you complete and return the enclosed proxy card by following the instructions on the proxy card. If your shares are held in street name, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the annual meeting if you attend the annual meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting. You should allow yourself enough time prior to the annual meeting to obtain this proxy from the holder of record.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by us for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted:

•	FOR the election of each of the named nominees for director;

•	FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm;

•	FOR the approval of the compensation of our named executive officers; and

•	with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

Changing or Revoking Your Vote

You have the right to revoke your previously submitted proxy at any time before your proxy is exercised at the annual meeting.

If you are the stockholder of record, you may revoke your proxy by resubmitting your vote on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), by signing and returning a new proxy card with a later date, by attending the annual meeting and voting in person or by giving written notice to our Secretary that you wish to revoke your previously submitted proxy.

If you hold shares beneficially in street name, you may revoke your proxy by submitting new voting instructions to your broker, bank or nominee by following the instructions they provided or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Note that for both stockholders of record and beneficial owners, attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the annual meeting.

Important Notice Regarding Delivery of Stockholder Documents

Only one proxy statement, annual report and set of accompanying materials, if applicable, are being delivered by us to multiple stockholders sharing an address, who have consented to receiving one set of such materials, until we receive contrary instructions from any such stockholders. We will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying materials and wish to receive a single copy of such materials, should submit a request to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.

Attending in Person

Any stockholder of record may vote in person at the annual meeting of our stockholders. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring a proxy from your broker, bank or nominee in order to vote in person.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.

Election of Directors. Our Amended and Restated Bylaws provides that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.

Brokers do not have discretionary authority to vote shares without instructions from beneficial owners in the election of directors. Therefore, beneficial owners who are not stockholders of record and who want their votes to be counted in the election of directors must give voting instructions to their bank, broker or nominee before the date of the annual meeting.

Ratification of the appointment of our independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. We believe that the ratification of our independent registered public accounting firm is a routine proposal for which brokers may vote shares held on behalf of beneficial owners who have not given voting instructions with respect to that proposal.

Advisory vote on the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be sufficient to approve, by an advisory, non-binding vote, the compensation of our named executive officers for fiscal 2017. The advisory vote on the compensation of our named executive officers, while held annually, is not considered a routine proposal; therefore, brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of March 21, 2018 (the record date for our 2018 Annual Meeting) regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:

•	each person or group known by us to own beneficially more than five percent of our common stock;

•	each of our directors, director nominees and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, and shares subject to restricted stock units that vest and are delivered, within 60 days of March 21, 2018. Shares issuable pursuant to the exercise of stock options, and restricted stock units that vest, in the 60 days following March 21, 2018, are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, or shares subject to restricted stock units, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 38,718,173 shares of common stock outstanding as of March 21, 2018.

The address of each of the named individuals in the table below is c/o Ultra Clean Holdings, Inc., 26462 Corporate Avenue, Hayward, CA 94545 unless otherwise indicated below. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
BlackRock, Inc. (1)	4,671,651	12.1%
55 East 52nd Street New York, NY 10055
The Vanguard Group (2)	2,803,181	7.2%
100 Vanguard Boulevard Malvern, PA 19355
Dimensional Fund Advisors LP (3)	2,294,898	5.9%
Building One 6300 Bee Cave Road Austin, TX 78746
Named Executive Officers, Directors and Director Nominees
James P. Scholhamer (4)	176,115	*
Sheri Savage (5)	40,210	*
Joe Williams (6)	8,833	*
Lavi A. Lev (7)	69,501	*
David Speirs (8)	62,130	*
Clarence L. Granger (9)	99,668	*
Thomas T. Edman (9)	25,500	*
David T. ibnAle (9)	63,500	*
Emily M. Liggett (9)	17,500	*
Leonid Mezhvinsky (10)	48,500	*
Barbara V. Scherer (9)	19,500	*
All Executive Officers and Directors as a Group (16 persons) (11)	742,738	1.9%

*	Less than 1%.

(1)	Based on a Schedule 13G/A filed with the SEC on February 9, 2018.

(2)	Based on a Schedule 13G filed with the SEC on February 9, 2018.

(3)	Based on a Schedule 13G/A filed with the SEC on February 9, 2018.

(4)	Includes 16,666 performance restricted stock units and 16,666 restricted stock units that vest on April 28, 2018.

(5)	Includes 6,625 performance restricted stock units and 6,625 restricted stock units that vest on April 28, 2018.

(6)	Consists of 2,208 performance restricted stock units and 6,625 restricted stock units that vest on April 28, 2018.

(7)	Includes 2,208 performance restricted stock units and 6,625 restricted stock units that vest on April 28, 2018.

(8)	Includes 2,208 performance restricted stock units and 6,625 restricted stock units that vest on April 28, 2018. Also includes 200 shares held by Mr. Speirs’s son, for which Mr. Speirs is deemed a beneficial owner.

(9)	Includes 7,500 restricted stock awards that vest on May 14, 2018.

(10)	Includes 7,500 restricted stock awards that vest on May 14, 2018. Also includes 15,000 shares held by the Revocable Trust of Leonid Mezhvinsky and Inna Mezhvinsky, dated April 26, 1988, for which Mr. Mezhvinsky is deemed a beneficial owner.

(11)	Includes 2,334 restricted stock units that vest on April 24, 2018, and 36,164 performance restricted stock units and 61,914 restricted stock units that vest on April 28, 2018.

At the close of business on March 21, 2018, the record date, we had 38,718,173 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for a stockholder vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) requires our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us and written representations we received from our directors and officers required to file the reports, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities, filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 29, 2017, except:

•	Joe Williams, our Senior Vice President of Customer Business Management, who filed one late report on March 24, 2017, which contained three transactions not reported on a timely basis.

•	Joan Sterling, our Senior Vice President of Global Human Resources, who filed one late report on March 24, 2017, which contained two transactions not reported on a timely basis.

•

David Speirs, our Senior Vice President of North America Operations, who filed one late report on April 19, 2017, which contained three transactions not reported on a timely basis, and one late report on April 3, 2018, which contained one transaction not reported on a timely basis.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Deadline for Receipt of Stockholder Proposals

If you wish to submit a proposal for inclusion in the proxy statement for our 2019 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than December 21, 2018. Stockholders intending to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, including for the election of director nominees, must comply with the requirements set forth in our Amended and Restated Bylaws. The Amended and Restated Bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal at the address below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, in which case notice must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to such meeting or the 10th day following the public announcement of the date of such meeting). Therefore, we must receive notice of such proposal for the 2019 Annual Meeting of Stockholders no earlier than January 15, 2019, and no later than February 14, 2019, otherwise such notice will be considered untimely and we will not be required to present it at the 2019 Annual Meeting of

Stockholders. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Contacting Ultra Clean

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

• By telephone:	510-576-4400

• By fax:	510-576-4401

• In writing at our principal executive offices:	Ultra Clean Holdings, Inc. Attn: Secretary 26462 Corporate Avenue Hayward, CA 94545

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of our stockholders, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the nominees for director named below. All of these nominees currently serve as our directors. Each nominee has consented to serve as a nominee, to serve as a director if elected, and to being named a nominee in this Proxy Statement. If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if our Board of Directors names one.

Our Amended and Restated Bylaws provide that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.

Name	Position/Office Held With the Company	Age	Director Since
Clarence L. Granger	Chairman of the Board and Nominee for Director	69	2002
James P. Scholhamer	Chief Executive Officer, Director and Nominee for Director	51	2015
David T. ibnAle	Director and Nominee for Director	46	2002
Leonid Mezhvinsky	Director and Nominee for Director	64	2007
Emily M. Liggett	Director and Nominee for Director	62	2014
Thomas T. Edman	Director and Nominee for Director	55	2015
Barbara V. Scherer	Director and Nominee for Director	62	2015

Set forth below is information about each of our nominees for director:

Clarence L. Granger has served as our Chairman since October 2006 and has been a member of our Board of Directors since May 2002. Mr. Granger formerly served as our Chief Executive Officer from November 2002 to January 2015. Mr. Granger served as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, he served as vice president of Media Operations for Seagate Technology, which designs, manufactures, markets and sells hard disk drives, from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology, a supplier of high-performance thin-film disks, as chief executive officer from 1993 to 1994, as chief operating officer from 1991 to 1993 and as president from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as vice president and general manager, Thin Film Disk Division, from 1988 to 1989, as vice president, Santa Clara Oxide Disk Operations, from 1987 to 1988, as vice president, U.S. Tape Operations, from 1986 to 1987 and as director of engineering from 1983 to 1986. Mr. Granger holds a master’s of science degree in industrial engineering from Stanford University and a bachelor of science degree in industrial engineering from the University of California at Berkeley. Our Board of Directors values Mr. Granger’s perspective as our former chief executive officer and his intimate knowledge of our employee base, operations, customers, suppliers and competitive position in the semiconductor capital equipment industry.

James P. Scholhamer joined UCT as Chief Executive Officer and a member of our Board of Directors in January 2015. Prior to joining Ultra Clean, Mr. Scholhamer served as Corporate Vice President and General Manager of Applied Materials, Inc., leading the Equipment Products Group and Display Services Group of its Global Service Division from February 2011 to January 2015. Mr. Scholhamer joined Applied Materials, Inc. in 2006, where, prior to his most recent position, he served as Vice President of Operations-Energy for the Environmental and Display Products Division from July 2006 to December 2008 and Corporate Vice President and General Manager of the Display Business Group from December 2008 to February 2011. Prior to that, Mr. Scholhamer worked for Applied Films Corporation as Vice President of Operations, Engineering and Research Development in the company’s German office from September 2002 to July 2006 and as Vice President of Thin Film Coating Division and Thin Film Equipment Division in the company’s Colorado office from July 2000 to September 2002. Mr. Scholhamer holds a Bachelor of Science degree in materials and metallurgical engineering from the University of Michigan. Our Board of Directors believes that Mr. Scholhamer brings strong engineering and operations experience to our Board of Directors and provides the Board of Directors with a unique perspective as our chief executive and leader of our strategic planning process.

David T. ibnAle has served as a director of Ultra Clean since November 2002 and served as our lead director from February 2005 to February 2007. Mr. ibnAle is a Founding and Managing Partner of Advance Venture Partners, LLC. He has over twenty years of experience as an investor in small and mid-sized growth companies in the technology, media and communications sectors. Prior to co-founding AVP in 2014, Mr. ibnAle was a Managing Partner of Augusta Columbia Capital Group from 2011 to 2013, and a Managing Director of TPG Growth, the growth equity and middle market investment platform of TPG, from 2008 to 2011. Prior to joining TPG Growth, he was an investment professional and a Partner at Francisco Partners from 1999 to 2008, and he began his investing career at Summit Partners. Mr. ibnAle has served on the boards of directors of a number of public and private technology companies, and he currently serves on the boards of directors of Above Average Productions, Hytrust, Nativo, Unified and UrbanSitter. Mr. ibnAle holds a B.A. in Public Policy and a M.A. in International Development Policy from Stanford University, and a M.B.A. from the Stanford University Graduate School of Business. Our Board of Directors values Mr. ibnAle’s experience as an investment professional, as well his experience in strategic planning and mergers and acquisitions, as he brings significant quantitative and qualitative financial experience to our Board of Directors. Mr. ibnAle qualifies as a financial expert and provides important support as a member of our Audit Committee.

Leonid Mezhvinsky has served as a director of Ultra Clean since February 2007. Mr. Mezhvinsky served as our president from June 2006 to December 2007, following our acquisition of Sieger Engineering, Inc. He has more than two decades of management experience and in-depth knowledge of machine shop, electro mechanical assemblies and system integration utilized in semiconductor, medical and biotech OEM products. Prior to joining Ultra Clean, Mr. Mezhvinsky was president and chief executive officer of Sieger Engineering, Inc. which he joined in 1982. Mr. Mezhvinsky holds the equivalent of a bachelor of science in Industrial Automation from The College of Industrial Automation, Odessa, Ukraine. Mr. Mezhvinsky brings to our Board of Directors substantial operational experience. As the former president of Sieger Engineering, which is now a part of our Company, he has a deep understanding of our competitors, suppliers, products and customers.

Emily M. Liggett has served as a director of Ultra Clean since May 2014. Ms. Liggett served as president and chief executive officer of NovaTorque, Inc., a manufacturer of high-efficiency electric motor systems, from 2009 until late 2016, when it was acquired by Regal Beloit. She previously served as president and chief executive officer of Apexon, Inc., a provider of supply chain optimization software solutions for global manufacturers, from 2004 to 2007. Ms. Liggett served as president and chief executive officer of Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 to 2003 and, prior to that, held various management and executive roles at Raychem Corporation (acquired by Tyco International in 1999) from 1984 to 2001, including corporate vice president of Raychem and managing director of Tyco Ventures. Ms. Liggett was a director of MTS Systems Corporation from 2010 to 2016 and was a director of Immersion Corporation from 2005 to 2011. She also currently serves on the Purdue University School of Engineering Advisory Board. Ms. Liggett holds a bachelor of science in chemical engineering from Purdue

University, a master’s of science in engineering and manufacturing systems from Stanford University and a master’s degree in business administration from the Stanford University Graduate School of Business. Ms. Liggett’s qualifications to serve on our Board of Directors include her chief executive officer and management experience in a variety of technical industrial companies. She has managed worldwide businesses, partnerships, and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses.

Thomas T. Edman has served as a director of Ultra Clean since June 2015. Mr. Edman has served as the Chief Executive Officer of TTM Technologies, Inc. since January 2014, as its President since January 2013 and as a member of its board of directors since September 2004. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman presently serves on the board of directors of the IPC, an electronic industry association. Mr. Edman previously served as Chairman and as a member of the board of directors of FlexTech, formerly the United States Display Consortium and the AeA (American Electronics Association). Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania. Mr. Edman was nominated to the board of directors because of his business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters.

Barbara V. Scherer has served as a director of Ultra Clean since June 2015. Ms. Scherer has served as a member of the board of directors of NETGEAR, Inc., a global networking company that delivers innovative products to consumers, businesses and service providers, since August 2011 and as a member of the board of directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, since April 2013. Ms. Scherer was Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers, from 1998 to 2012. In this position, she was responsible for all aspects of the company’s financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. She also has experience serving on the boards of non-profit organizations. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With a career spanning more than 30 years including 25 in senior financial leadership roles in the technology industry, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings between any of our directors and us pursuant to which such director was or is to be selected as a director or nominee. Information related to the compensation of our Board of Directors can be found under “—Director Compensation” below.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

Structure of Board of Directors and Corporate Governance Information

Director Independence. We are required to comply with the director independence rules of the Nasdaq Stock Market (“Nasdaq”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation committee and nominating and corporate governance committee be composed solely of independent directors.

Our Board of Directors has determined that each of our directors and director nominees is independent in accordance with applicable Nasdaq and SEC rules other than Messrs. Mezhvinsky and Scholhamer. Accordingly, a majority of our current Board of Directors is independent as required by Nasdaq rules and, upon election of each of our director nominees at the 2018 Annual Meeting of Stockholders, a majority of our Board of Directors will be independent as required by Nasdaq rules.

Director Responsibilities. We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of seven directors. During 2017, there were 13 meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2017.

Board Leadership Structure. Our corporate governance guidelines allow for the flexibility to combine or separate the offices of chairman and the chief executive officer to best serve the interests of the Company and its stockholders. Mr. Scholhamer serves as the chief executive officer of the Company and Mr. Granger serves as the chairman of our Board of Directors. Our Board of Directors believes our current board leadership structure to be an efficient and successful leadership model for the Company, promoting clear accountability and effective decision-making. The roles of our Chairman and Chief Executive Officer are separated to allow Mr. Scholhamer to develop and execute on our corporate strategy and focus on day-to-day operations and company performance. Our Board of Directors believes that our stockholders benefit from Mr. Granger’s service as Chairman due to his deep background and experience in our industry and his knowledge of our operations as our former chief executive officer. Our Board of Directors recognizes that a different leadership model may be warranted under different circumstances. Accordingly, our Board of Directors periodically reviews its leadership structure.

The Board also continually reviews the need for effective independent oversight. Each member of each of our Board of Director’s standing committees is an independent director, and each independent director is actively involved in independent oversight. Our independent directors meet in executive session during each regularly scheduled quarterly meeting of our Board of Directors and periodically evaluate both our Chairman and our Chief Executive Officer. All directors have unrestricted access to management at all times and frequently communicate with the Chairman, the Chief Executive Officer and other members of management on a variety of topics. Given the above factors, our Board of Directors has historically determined that our leadership structure is appropriate.

Corporate Governance. Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee are available on our website at http://uct.com/investors/corporate-governance/.

Communicating with our Board of Directors. Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 26462 Corporate Avenue, Hayward, CA 94545. Communications intended specifically for non-employee directors should be sent to the attention of the chair of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance. Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. Six of our seven incumbent directors attended the 2017 Annual Meeting of Stockholders.

Risk Oversight

Our Board of Directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors regularly reviews reports from the management team on areas of material risk to the Company, including operational, financial, legal and strategic risks. Each of the committees of our Board of Directors also oversees the management of company risks that fall within the committee’s areas of responsibility. The Audit Committee periodically reviews risks associated with financial reporting and internal controls, as well as risks associated with liquidity, customer credit, inventory reserves and insurance coverage. The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership, structure and corporate governance. The Compensation Committee assists the Board in reviewing whether any material risks arise from our compensation programs and in overseeing risks associated with succession planning for our executives.

Committees of our Board of Directors

Our Board of Directors has three principal committees. The following describes each committee’s current membership, the number of meetings held during 2017 and its mission:

Audit Committee. Among other matters, the Audit Committee is responsible for:

•	our accounting and financial reporting processes and audits of our financial statements;

•	assisting the Board in its oversight of the integrity of our financial statements and internal controls;

•

the qualifications, independence and performance of our independent auditors (including hiring and replacing our independent auditors as appropriate, reviewing and pre-approving any audit and non-audit services provided by our independent auditors and approving fees related to such services);

•	the performance of our internal audit function;

•

the review, approval and oversight of our Cash and Investment Policy and Financial Risk Management Policy, including oversight over our hedging strategy and the use of swaps and other derivative instruments for hedging risks;

•	compliance with legal and regulatory requirements;

•	compliance with our Code of Business Conduct and Ethics (and requests for waivers therefrom); and

•	preparing the audit committee report that SEC rules require to be included in our proxy statement.

A copy of the Audit Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/.

The current members of the Audit Committee are Barbara V. Scherer (chair), Thomas T. Edman and David T. ibnAle. Our Board of Directors has determined that each member of the committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of Nasdaq for members of audit committees. The Board of Directors has also concluded that each member of the Audit Committee qualifies as an audit committee financial expert as defined by SEC rules and has the financial sophistication required by Nasdaq. The Audit Committee met five times in 2017.

Compensation Committee. Among other matters, our Compensation Committee:

•	oversees our compensation and benefits programs and policies generally, including the issuance of equity-based compensation;

•	evaluates the performance of our executive officers and other senior executives;

•	reviews our management succession plan;

•	oversees and sets compensation for our executive officers, Board members and other senior executives; and

•	reviews and recommends inclusion of the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules.

A copy of the Compensation Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/. The Compensation Committee’s process for deliberations on executive compensation is described below under “Compensation Discussion and Analysis.”

As part of our oversight of our executive compensation program and in conjunction with the Compensation Committee, we consider the impact of our executive compensation program and the incentives created by different elements of the executive compensation program on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that affect the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The current members of the Compensation Committee are David T. ibnAle (chair), Thomas T. Edman and Emily M. Liggett. Our Board of Directors has determined each member of the committee is independent as defined under Nasdaq and SEC rules. The Compensation Committee met six times in 2017.

Nominating and Corporate Governance Committee. Among other matters, our Nominating and Corporate Governance Committee:

•	reviews and evaluates the size, composition, function and duties of the Board consistent with its needs;

•

establishes criteria for the selection of candidates to the Board and its committees, and identifies individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders;

•

recommends to the Board director nominees for election at our annual or special meetings of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	recommends directors for appointment to committees of the Board;

•	makes recommendations to the Board as to determinations of director independence;

•	leads the process and assists the Board in evaluating its performance and the performance of its committees; and

•	periodically reviews our Corporate Governance Guidelines and Code of Business Conduct and Ethics, and oversees compliance with our Corporate Governance Guidelines.

A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/.

The current members of the Nominating and Corporate Governance Committee are Emily M. Liggett (chair), Thomas T. Edman and Barbara V. Scherer. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under Nasdaq. The Nominating and Corporate Governance Committee met four times in 2017.

Consideration of Director Nominees

Director Qualifications. The Nominating and Corporate Governance Committee of the Board operates pursuant to a written charter and establishes membership criteria for the Board and each committee of the Board and recommends to the Board individuals for membership on the Board and its committees. There is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment, the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and our Board of Directors. Although we do not have a formal policy with regard to the consideration of diversity, when identifying and selecting director nominees, the Nominating and Corporate Governance Committee also considers the impact a nominee would have in terms of increasing the diversity of our Board of Directors with respect to professional experience, skills, backgrounds, viewpoints and areas of expertise. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee (or, if the Nominating and Corporate Governance Committee is not comprised solely of independent directors, our independent directors) considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee (or our independent directors) through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee (or our independent directors) and may be considered at any point during the year.

Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee (or our independent directors). Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and our Company within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve on our Board of Directors. Stockholder recommendations, with such accompanying information, should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee at the address listed under “Information Concerning Solicitation and Voting—Contacting Ultra Clean.”

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our Amended and Restated Bylaws. The deadline and procedures for stockholder nominations are disclosed elsewhere in this proxy statement under the caption “Information Concerning Solicitation and Voting—Deadline for Receipt of Stockholder Proposals.”

Director Compensation

For fiscal 2017, each non-employee director was paid a $50,000 annual cash retainer fee, as well as, if applicable, a $12,000 annual cash fee for serving on the Audit Committee, a $7,500 annual cash fee for serving on the Compensation Committee, a $5,000 annual cash fee for serving on the Nominating and Corporate Governance Committee, a $20,000 annual cash fee for serving as chair of the Audit Committee (which includes the fee to serve on such committee), a $15,000 annual cash fee for serving as chair of the Compensation Committee (which includes the fee to serve on such committee), a $10,000 annual cash fee for serving as chair of the Nominating and Corporate Governance Committee (which includes the fee to serve on such committee), and a $30,000 annual cash fee for serving as Chairman of the Board. On the date of our 2017 annual meeting of stockholders, each non-employee director was granted a restricted stock award for 7,500 shares of our common stock that fully vests on the earlier of (i) the day before the 2018 Annual Meeting of Stockholders and (ii) May 24, 2018.

The following table sets forth compensation for our non-employee directors for fiscal 2017:

Name	Fees Earned or Paid In Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Thomas T. Edman	74,500	167,775	242,275
Clarence Granger	80,000	167,775	247,775
David ibnAle	77,000	167,775	244,775
Emily M Liggett	67,500	167,775	235,275
Leonid Mezhvinsky	50,000	167,775	217,775
Barbara Scherer	75,000	167,775	242,775
Jeffrey Andreson(3)	62,000	167,775	229,775

(1)	The amounts shown are the grant date fair value for restricted stock awards granted in fiscal year 2017 computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the day preceding the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Messrs. Edman, Granger, ibnAle and Mezhvinsky and Mses. Liggett and Scherer each held a restricted stock award with respect to 7,500 shares of our common stock at December 29, 2017.

(3)	Mr. Andreson resigned from the Board and all committees thereof effective November 13, 2017.

Mr. Scholhamer became a member of our Board of Directors in January 2015 and does not receive separate compensation for services as a director.

Director Stock Ownership Guidelines; Policy against Hedging Transactions and Pledges

The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that each director should hold at least 10,000 shares of our common stock, and that each director be allowed three years from the date such director joined our Board of Directors to accumulate such number of shares of our common stock. All of our directors are currently in compliance with our stock ownership guidelines.

The Company’s Insider Trading Policy, which can be found on our website, provides that our securities shall not be made subject to hedge transactions or puts and calls. The Insider Trading Policy further prohibits any pledges of our securities by our directors and executive officers.

Payments to Compensation Consultant and its Affiliates

In April 2016, the Compensation Committee determined to engage Radford (“Radford”), a part of Aon plc, with respect to fiscal 2017 executive officer and non-employee director compensation matters. Radford was retained by our Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs for

2017. In addition, during 2017, Radford assisted the Compensation Committee with its evaluation of the risks associated with our compensation programs and provided our Compensation Committee with a director compensation assessment and assistance in developing our Compensation Discussion and Analysis in this proxy statement. Radford also furnished the Compensation Committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; retention value of current equity holdings; target incentive opportunities; and compensation trends for board and committee members. We incurred $34,000 and $60,000 in fees for Radford’s work in fiscal years 2016 and 2017, respectively. For further discussion of the work conducted by Radford as our compensation consultant, see “Compensation Discussion and Analysis—Process for Determining Executive Compensation.”

Certain Relationships and Related Party Transactions

Transactions with Directors. The Company leases a facility from an entity controlled by Leonid Mezhvinsky, one of our directors. In the year ended December 29, 2017, we incurred rent and other expenses resulting from the lease of this facility of approximately $322,000.

Related Person Transaction Policy. Our written Related Person Transaction Policy requires our Board of Directors or the Nominating and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer (which is currently the Chief Financial Officer) of any transaction which potentially involves a related person. Our Board of Directors or the Nominating and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. Our Board of Directors or the Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Moss Adams LLP (“Moss Adams”) to serve as our independent registered public accounting firm for fiscal 2018. We are asking you to ratify this appointment. Ratification of the appointment of Moss Adams as our independent registered public accounting firm for fiscal 2018 requires the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as negative votes for this proposal. Although ratification is not required for us to retain Moss Adams, in the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Moss Adams is expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

Set forth below are the aggregate audit fees incurred for the professional services provided by Moss Adams and its affiliates in fiscal 2017 and fiscal 2016.

	Fiscal Year Ended
	December 29, 2017	December 30, 2016
Audit fees	$1,686,310	$1,202,710
Audit related fees	$18,000	$18,000
Total	$1,704,310	$1,220,710

Audit fees consist of fees billed, or to be billed, for services rendered to us and our subsidiaries for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by our independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services described above were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2018.

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of Barbara V. Scherer, Thomas T. Edman and David T. ibnAle, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The key responsibilities of our Audit Committee are set forth in our Audit Committee’s charter, which is available on our website at http://uct.com/investors/corporate-governance/. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 29, 2017. This review included a discussion of the quality and the acceptability of our financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of our financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and Ultra Clean, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 29, 2017, as filed with the Securities and Exchange Commission on March 14, 2018.

Members of the Audit Committee

Barbara V. Scherer, Chair

Thomas T. Edman

David T. ibnAle

PROPOSAL 3: ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This proposal provides you with an opportunity to cast a non-binding, advisory vote approving the fiscal 2017 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. At our 2017 Annual Meeting of Stockholders, we adopted a proposal to hold a non-binding, advisory vote on executive compensation annually and are required to do so until our next non-binding, advisory vote on the frequency of stockholder advisory votes on executive compensation, which is required to occur no later than our 2023 Annual Meeting of Stockholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. We believe our 2017 executive compensation is appropriate. Please see the “Compensation Discussion and Analysis” beginning on page 18 for additional details about our executive compensation philosophy and programs, including information about the fiscal 2017 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2017 compensation of our named executive officers.

As an advisory vote, this proposal is not binding on us or our Board of Directors. The Compensation Committee and our Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the compensation of the named executive officers for fiscal 2017 as disclosed pursuant to the compensation disclosure rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during 2017, the last fiscal year, to our chief executive officer, our chief financial officer, and each of our three other highest paid executive officers (collectively referred to as our named executive officers). Our named executive officers for fiscal 2017 are:

Name	Age	Position
James P. Scholhamer	51	Chief Executive Officer & Director
Sheri Savage	47	Chief Financial Officer; Senior Vice President of Finance and Secretary
Joe Williams	45	Senior Vice President of Customer Business Management
Lavi A. Lev	61	President of Asia
David Speirs	56	Senior Vice President of North America Operations

Biographical information regarding these officers is set forth in our Annual Report on Form 10-K filed with the SEC on March 14, 2018. Mr. Scholhamer’s biography is also set forth above with our other directors.

Fiscal 2017 Key Financial and Share Performance Highlights

As a general principle, it is the Company’s goal to tie the Company’s performance closely with executive compensation. Therefore, in order to provide proper context regarding the Company’s compensation practices and their correlation to the Company’s overall performance, the table below provides a summary of the Company’s financial and share performance for fiscal year 2017.

	Years Ended
	12/29/2017	12/30/2016	Increase	% Increase
	(dollars are in millions except per share amounts)
Sales	$924,351	$562,759	$361,592	64.3%
Gross margin	18.1%	15.4%	2.7%	17.5%
Income from operations	$89,397	$22,391	$67,006	299.3%
Operating margin	9.7%	4.0%	5.7%	142.5%
Net income	$75,085	$10,051	$65,034	647.0%
Net income per share:
Basic	$2.25	$0.31	$1.94	629.7%
Diluted	$2.19	$0.30	$1.89	621.9%
Working capital	$200,101	$136,389	$63,712	46.7%
Operating cash flow	$48,905	$17,577	$31,328	178.2%
Average stock price	$20.69	$6.55	$14.14	215.9%
Market capitalization	$777,497	$319,676	$457,821	143.2%

These financial highlights demonstrate significant improvements in the Company’s performance for 2017. As a result, we believe that the compensation paid to our named executive officers in 2017 as described below was aligned with the Company’s significantly improving performance.

Overview of Compensation Program and Philosophy

Our compensation program, which is established by our Compensation Committee, is intended to meet three principal long-term objectives:

1.	attract, reward and retain executive officers and other key employees;

2.	motivate key employees to achieve short-term and long-term corporate goals that enhance stockholder value; and

3.	promote pay for performance, internal equity and external competitiveness.

To meet these objectives, we have historically adopted the following overriding long-term compensation policies:

•	Pay compensation that is competitive with the practices of similarly situated electronics manufacturing services (EMS) companies and the practices of similar companies noted in industry surveys; and

•	Pay for performance by:

•	offering annual short-term cash incentive opportunities upon achievement of performance goals we consider challenging but achievable; and

•

providing significant, long-term equity incentive opportunities in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our executive officers with those of our stockholders.

Our Compensation Committee considers these policies in determining the appropriate allocation of base salaries, annual cash incentive compensation, long-term equity-based compensation and other benefits. Other considerations include our business objectives and environment, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, regulatory requirements, and the mitigation of risks associated with these policies. Like most companies, we use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executive officers with those of our stockholders. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to corporate performance, as further described below, as well as competitive practices among our peer group.

In 2017, after comparing the revenue, profitability, operating income, market capitalization and certain other metrics of our Company relative to other members of the 2017 Peer Group (described below), our compensation committee determined to revise its long-term compensation philosophy to generally target, on a long-term basis, compensation at the 50th percentile of comparable companies for each element of our compensation program. Our long-term goal in prior years was to target total compensation, including base salaries, cash incentive awards and equity awards near the 50th percentile among similar companies, of which total cash compensation (including base pay and annual cash incentives) was targeted between the 25th and 50th percentile of such companies, and time and performance-based equity awards historically was targeted between the 50th and 75th percentile among such companies. We believe that targeting overall, and each element of, compensation at the 50th percentile will enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. Our Compensation Committee also retains the discretion to target compensation for specific individuals based on a variety of additional factors, including Company and individual performance.

Process for Determining Executive Compensation

Each year, our Compensation Committee, together with our senior management team, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year, our Compensation Committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies (which may include comparisons to companies in broad-based compensation surveys or, for fiscal 2017, our 2017 Peer Group), achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executive officers is determined based on performance and what our Compensation Committee believes is in the best interests of our stockholders.

The Compensation Committee meets with our chief executive officer and other executives, including our senior vice president of human resources, as necessary, to obtain recommendations with respect to Company compensation programs, practices and packages. The chief executive officer, in consultation with our senior vice president of human resources, develops recommendations that he makes to the Compensation Committee on executive performance, base salary, annual bonus targets and equity compensation for the executive team and other employees, other than himself. Our senior vice president of human resources also meets directly with the Compensation Committee (including outside the presence of our chief executive officer) to assist the Compensation Committee in its decision-making process, including its analysis of broad-based data from third-party industry surveys and other data on executive compensation. Although the Compensation Committee considers management’s recommendations with respect to executive compensation, the Compensation Committee makes all final decisions on executive compensation matters.

Our chief executive officer and senior vice president of human resources attend most of the Compensation Committee’s meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee deliberates and makes decisions with respect to performance and compensation without the chief executive officer and the Company’s other executives present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The Compensation Committee has not in the past delegated authority with respect to the compensation of executive officers. The Compensation Committee has delegated to the chief executive officer the authority to grant equity awards to employees below the level of corporate vice president under guidelines approved by the Compensation Committee and to make salary adjustments and short-term bonus decisions for employees (other than executive officers) under guidelines approved by the Compensation Committee.

The Compensation Committee engaged Radford as its outside compensation consultant in April 2016 to provide an independent review the Company’s executive compensation program and recommend a course of action for fiscal year 2017, including an analysis of both the competitive market and the design of our compensation programs. More specifically, Radford advised the Compensation Committee on the designation of peer group companies, evaluated the final list of peer companies approved by the Compensation Committee and provided competitive compensation data and analysis relating to the compensation of our chief executive officer and our other executive officers. Radford also furnished the Compensation Committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; retention value of current equity holdings; target incentive opportunities; and compensation trends for board and committee members. In addition, the Compensation Consultant assisted the Compensation Committee with its evaluation of the risks associated with our compensation programs and provided our Compensation Committee with an assessment of our directors’ compensation. Radford attended meetings of the Compensation Committee regarding executive compensation and also communicated with the chair of the Compensation Committee outside of meetings. The consultant reported to the Committee rather than to management, although the consultant met with management from time to time for purposes of gathering information on proposals that management made or may make to the Compensation Committee. The Compensation Committee has the authority to replace the compensation consultant or hire additional consultants at any time.

Radford provides analyses and recommendations that inform the Compensation Committee’s decisions, but it does not decide or approve any compensation decisions. Except for the Company’s subscription to certain broad-based compensation survey data, Radford has not provided any services to the Company other than to the Compensation Committee and receives compensation from the Company only for services provided to the Compensation Committee. Our Compensation Committee assessed the independence of Radford pursuant to SEC and NASDAQ rules and concluded that Radford is independent and that Radford’s work has not raised any conflict of interest. For a discussion of amounts paid to Radford for executive and director compensation consulting and other services, please see “Payments to Compensation Consultant and its Affiliates” above.

Compensation Structure

The following are the primary elements of our executive compensation program:

(i)	base salary;

(ii)	annual cash incentive opportunities;

(iii)	annual long-term equity incentive awards; and

(iv)	retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs generally available to all employees.

Pay Mix. We have selected the foregoing compensation elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and cash incentive target percentages are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, experience and the Company’s annual financial results, while our equity compensation programs are geared toward providing long-term incentives and rewards for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Compensation Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Our Compensation Committee believes that the particular elements of compensation identified above produce a well-balanced mix of both fixed and at-risk compensation that collectively promote retention value and provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will maximize company performance over the long term. Our Compensation Committee believes that this approach will yield increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.

While each element of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, each element is weighted differently for each of our named executive officers based on the employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at-risk pay, increases with job responsibility. This balance is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of less compensation when performance falls short of established financial and/or stockholder return targets. The table below depicts the allocation of fixed versus “at risk” pay for the total target compensation for our named executive officers in 2017:

	Compensation Element as % of Total Target Compensation for 2017
	Fixed	At Risk
Name	Base Salary	Cash Incentive	Restricted Stock Units (RSUs)	Performance- Based RSUs
James P. Scholhamer	20%	20%	30%	30%
Sheri Savage	29%	22%	24%	25%
Joe Williams	38%	19%	32%	11%
Lavi A. Lev	36%	18%	34%	12%
David Speirs	36%	18%	35%	11%

*	This table compares the elements of compensation as approved by the Compensation Committee in April 2017 for fiscal 2017 compensation changes. The value of restricted stock units (“RSUs”) and performance-based units (“PSUs”) were determined using a stock price of $15, which was the approximate value of our average stock price for the 20-day period ended April 19, 2017, the approval date of our Compensation Committee. The percentages above to not reflect certain RSU awards granted to Ms. Savage or Mr. Lev in connection with their additional responsibilities during our CEO’s leave of absence discussed further below, or an RSU award granted to Mr. Williams in August 2017 based on an interim assessment of his performance as further discussed below.

Compensation Levels and Benchmarking. Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global Company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our Company; compensation levels for similar positions in our industry or in the technology industry more generally; performance of the individual and our Company as a whole; and the levels of compensation necessary to recruit new executive officers. For fiscal 2017, our Compensation Committee reviewed the compensation of our executive officers and compared it with both that of our 2017 Peer Group and broader, composite global market survey data provided by Radford.

For purposes of fiscal 2017 compensation decisions, Radford advised the Compensation Committee in October 2016 (based on publicly available data at such time) on the designation of peer group companies, using the following criteria: companies in the semiconductor and semiconductor equipment sectors and technology hardware and equipment industries, non-industry companies with comparable revenues for the trailing 12 months and market capitalization to ours, and other companies selected by shareholder advisory services, as well as other qualitative factors. For the 2017 Peer Group, the median revenue and market capitalization was $346.1 million and $705.5 million, respectively, versus $468.3 million and $229.2 million, respectively, for the Company. To develop a competitive market composite for our named executive officers, Radford weighted composite market survey data, derived from both peer survey and general technology industry survey data, equally with named peer proxy data.

This resulted in a peer group that included companies which, along with the broader survey data discussed above, were used for benchmarking purposes in 2017 (collectively, the “2017 Peer Group”) as set forth below:

•  Advanced Energy Industries

•  Alpha & Omega Semiconductor

•  Axcelis Technologies

•  Brooks Automation

•  Cabot Microelectronics

•  Cohu

•  Electro Scientific Industries

•  Entegris

•  FormFactor

•  Intersil

•  IXYS

•  KEMET

•  Kulicke and Soffa Industries

•  M/A-COM Technology Solutions

•  MKS Instruments

•  Nanometrics

•  NeoPhotonics

•  Photronics

•  Rudolph Technologies

•  Sigma Designs

•  Tessera Technologies

•  Ultratech

•  Veeco Instruments

•  Xcerra

This peer group is not used for purposes of analyzing the Company’s stock price performance as compared to the NASDAQ Composite Index and the RDG Semiconductor Composite Index. For further information regarding the Company’s cumulative total and relative stockholder return, see our graph included in our Annual Report on Form 10-K for the year ended December 29, 2017.

As discussed above, our Compensation Committee has a long-term goal of targeting the compensation levels of our executive officers at the 50th percentile of comparable officers at comparable companies, as derived from peer group data and broader composite survey data. Our Compensation Committee may vary from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation and business conditions, or for other reasons. Significant variations of our fiscal 2017 pay decisions as compared to long-term targeted levels are further discussed below.

2017 Say-on-Pay Results

At our 2017 Annual Meeting of Stockholders, the stockholders approved, with approximately 98% of the votes cast, our non-binding, advisory vote on our fiscal 2016 executive compensation program (“say-on-pay”). After considering our say-on-pay voting results and other factors addressed in the subsequent discussion, the Compensation Committee determined not to make changes to our executive compensation policies and practices as a result of the vote. At our fiscal 2017 Annual Meeting of Stockholders, a majority of the stockholders voted to hold the say-on-pay vote on an annual basis. Our Board of Directors considered the results of the vote and agreed with the results. Therefore, we are including the say-on-pay vote in this year’s proxy. Executive compensation decisions for fiscal 2017 and other details are discussed below in this compensation discussion and analysis.

Cash Compensation

Base salaries and cash incentives are a significant portion of our executive compensation package. We believe this cash compensation helps us remain competitive in attracting and retaining executive talent. Cash incentives are also paid in order to motivate officers to achieve our business goals.

Base Salaries. Base salaries, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our Compensation Committee. Such adjustments may be based on factors such as the overall performance of our Company, new roles and responsibilities assumed by the executive officer, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our Company, or revisions to or alignment with our long-term compensation philosophy. The Compensation Committee also takes into account the cyclical nature of our business (which results from the industries we serve (in particular the semiconductor industry) being highly cyclical, with recurring periods of over-supply of products) and the state of our industry and the economy in general. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our Compensation Committee’s judgment. Although salaries were targeted at the 50th percentile of our peer group for fiscal 2017, our Compensation Committee also takes into account historical compensation, internal parity with other executives, potential as a key contributor, and special recruiting and retention situations. The 2017 base salaries for our named executive officers shown in the table below were generally within targeted levels.

In April of 2017, our Compensation Committee ultimately approved base salary increases for our named executive officers as set forth in the table below:

	Base Salary
Name	2017		2016	Y/Y Change
James P. Scholhamer	$500,000	(1)	$430,000	16%
Sheri Savage	$360,300		$300,000	20%
Joe Williams	$353,500		$343,200	3%
Lavi A. Lev	$311,200		$273,000	14%
David Speirs	$310,200		$290,200	7%

(1)	As announced on July 27, 2017, Mr. Scholhamer took a leave of absence effective July 31, 2017 through October 2, 2017. During his leave of absence, Mr. Scholhamer did not earn a base salary.

In fiscal 2017, the Compensation Committee determined to increase the base salary of our chief executive officer to $500,000 as part of the Compensation Committee’s long-term goal of better aligning our chief executive officer’s base salary with the market, and also to recognize Mr. Scholhamer’s strong performance and significant contributions to our organization. Mr. Scholhamer took a leave of absence from the Company from July 21, 2017 through October 2, 2017 and did not earn a base salary during that time.

The Compensation Committee also determined to increase the base salaries of Ms. Savage, Mr. Williams and Mr. Speirs to better align their base salaries with market levels, consistent with the Compensation Committee’s long-term compensation philosophy. Mr. Williams’ base salary was consistent with market levels in fiscal 2016, and thus the Compensation Committee determined to award him a 3% increase in base salary consistent with industry survey data on executive compensation for similarly situated executives.

Our base salary levels were also set after considering the significance of the roles of these executives in our overall management for fiscal 2017 and the Compensation Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance. Overall, the Compensation Committee determined that the base salary levels/increases were consistent with the Company’s overall compensation objectives and appropriate to retain our executives at a point in time at which the Company was achieving strong results and the semiconductor equipment industry had a strong outlook.

Fiscal 2017 Cash Incentive Bonuses. Our Management Bonus Plan for fiscal 2017 awarded participants with cash incentives upon the achievement of specified levels of operating income. All of the Company’s employees with a title of director and above were eligible to participate in the Management Bonus Plan. In fiscal 2017, we paid cash incentive bonuses on the basis of the quarterly achievement of target operating income for fiscal 2017. These targets were the same as achievement levels set for fiscal 2016, as set forth in the table below. While achievement goals were the same in fiscal 2017 as compared to fiscal 2016, the available bonus pool increased with increasing operating income, thus providing increased opportunities for improving results.

The Compensation Committee sets annual performance goals under the Management Bonus Plan at the beginning of each fiscal year. For 2017, the Compensation Committee believed that operating income was the most appropriate metric upon which to base cash incentive bonuses due to the fact that it is highly correlated with both revenue growth and profitability and effectively holds executive officers accountable for Company performance. The Compensation Committee also believed operating income to be an appropriate metric based on its historical correlation with our common share price. Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of his or her base salary, with the ability to earn above (up to a maximum equal to two times their target incentive compensation for such fiscal year) or below that target based on our Company’s actual performance.

For fiscal 2017, for purposes of our Management Bonus Plan, operating income refers to operating income calculated in accordance with accounting principles generally accepted in the United States, but excluding the non-cash amortization costs and other non-recurring expenses relating to our acquisitions. Operating Income is measured on a quarterly basis.

Fiscal 2017 Achievement Levels*
Operating Income as a Percentage of Revenue	Percentage of Operating Income Paid In Aggregate Under the Management Bonus Plan
<3.00%	0.00%
3.00%	3.00%
4.00%	4.00%
5.00%	6.00%
6.00%	6.20%
7.00%	6.50%
8.00%	7.50%
9.00%	8.50%
>10.00%	9.00%

*	Operating income must be at least 3% of revenue for the plan to be funded in any given quarter. If operating income is above 3% and is in between percentages in the table above, the percentage of operating income distributed to participants is prorated between the applicable amounts shown above.

Our Compensation Committee invests significant time determining the financial targets for our cash incentive bonus program. In general, management makes the initial recommendation for the financial targets based upon our Company’s annual board-approved operating plan, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the Compensation Committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the annual operating plan for the current year. Other factors taken into account may include general economic and market conditions. Overall, the Compensation Committee seeks to tie a significant proportion of cash compensation to performance, while factoring in our current and expected financial results given current and expected business conditions and the cyclical nature of the semiconductor equipment industry. The Compensation Committee also recognizes that the Management Bonus Plan provides increased cash payments to our executives if we achieve results above targets, providing our executives an opportunity to achieve higher cash compensation for performance above expectations. We intend for the performance goals to be challenging but achievable and to reflect strong corporate performance.

Bonuses under the Management Bonus Plan are calculated and paid on a quarterly basis, subject to the employee’s continued service with us through the applicable payment date, which we believe to have a positive effect on employee morale. Each quarter, we calculate the total available pool of cash incentive bonuses using the “Percentage of Operating Income Distributed as Cash Incentive Compensation” as discussed above. For the four quarters of fiscal 2017, our aggregate quarterly bonuses were paid based on the following:

Quarter in Fiscal 2017	Actual Operating Income as a Percentage of Revenue(1)	Percentage of Operating Income In Aggregate Paid Under Management Bonus Plan(2)
First	10.3%	8.1%
Second	11.2%	7.4%
Third	10.1%	7.1%
Fourth	9.5%	8.8%

(1)	Calculated as GAAP operating income, excluding non-cash amortization costs and other non-recurring expenses relating to our acquisitions, as a percentage of GAAP revenue.

(2)	The percentages in this column are lower than those set forth in the Fiscal 2017 Achievement Levels table above, as each individual participant in the Management Bonus Plan is eligible for a maximum bonus equal to two times their target incentive compensation for such fiscal year. In addition, in the third fiscal quarter of 2017, during his leave of absense, Mr. Scholhamer was not eligible for a bonus under the Management Bonus Plan. In addition, the percentage of operating income in aggregate paid under the Management Plan may fluctuate from quarter to quarter based on our headcount and hiring activity in such quarter.

Once the available pool is determined for a given fiscal quarter as described above, the pool is then allocated among the participants in the plan, including our named executive officers, in accordance with each individual participant’s target bonus percentage, which is calculated as a percentage of his or her base salary. If the available pool is not sufficient to allocate to each participant a bonus equal to his or her target bonus percentage multiplied by his or her base salary for the quarter, then the available pool is allocated among each participant on a prorated basis. If the available pool exceeds the amount necessary to allocate to each participant his or her full payout, then the excess is allocated among participants in the same manner as shortfalls. The maximum allowable bonus for any quarter is two times (200%) a participant’s full payout amount. The Compensation Committee reviews the Management Bonus Plan achievement levels quarterly, considering projected operating results under the Company’s annual operating plan and other factors discussed below.

Target bonus percentages are reviewed and approved on an annual basis for each named executive officer and established based on each named executive officer’s role and level of responsibility within the organization. The Compensation Committee also considered our peer group data in setting target bonus opportunities for fiscal 2017 and set each such target bonus for our named executive officers at a level that was consistent with the 50th percentile of our peer group. For fiscal 2017, the target bonus percentages as a percentage of base salary for each of our named executive officers were as follows:

Named Executive Officer	Target Bonus as a Percentage of Base Salary
	2017		2016
James P. Scholhamer	100	% (1)	100%
Sheri Savage	75	% (1)	75%
Joe Williams	50%		40%
Lavi A. Lev	50	% (1)	40%
David Spiers	50%		40%

(1)	As announced on July 27, 2017, Mr. Scholhamer took a leave of absence effective July 31, 2017 through October 2, 2017. Mr. Scholhamer was not eligible for an incentive bonus for our fiscal third quarter of 2017. In addition, due to their additional responsibilities during Mr. Scholhamer’s leave of absence, the Compensation Committee determined that Ms. Savage and Mr. Lev would be eligible for a target bonus of 100% and 75%, respectively, of their base salaries for the fiscal third and fourth quarters of 2017.

Generally, cash incentives are paid under our Management Bonus Plan only if performance goals described above are achieved. However, the Compensation Committee retains the ability to revise performance measures during the year or to adjust bonuses based on extraordinary events or individual performance. Consistent with our pay-for-performance philosophy, and except as described in footnote (1) in the table below, bonuses for fiscal 2017 were paid out in accordance with the performance goals described above, without adjustment.

	Management Bonus Plan Payments
Name	2017		2016	Y/Y Change	2017 Bonus Paid as % of Base Salary (1)
James P. Scholhamer	$710,832	(1)	$301,268	136%	142%
Sheri Savage	$604,499	(1)	$137,898	338%	168%
Joe Williams	$328,987		$96,180	242%	93%
Lavi A. Lev	$344,801	(1)	$76,506	351%	111%
David Speirs	$278,166		$81,315	242%	90%

(1)	As announced on July 27, 2017, Mr. Scholhamer took a leave of absence effective July 31, 2017 through October 2, 2017. Mr. Scholhamer was not eligible for an incentive bonus for our fiscal third quarter of 2017. In addition, due to their additional responsibilities during Mr. Scholhamer’s leave of absence, the Compensation Committee determined that Ms. Savage and Mr. Lev would be eligible for an increased target bonus percentages of 100% and 75%, respectively, for the fiscal third and fourth quarters of 2017.

Actual bonuses for our named executive officers as a percentage of base salary for 2017 were significantly higher than for 2016 due to our achievement of substantially improved operating results in fiscal 2017 as compared to fiscal 2016, and are consistent with our 299% increase in operating income for fiscal 2017 as compared to 2016, reflecting a strong alignment of our compensation with our performance.

Fiscal 2018 Cash Incentive Bonuses. On March 29, 2018, the Compensation Committee adopted the 2018 Management Bonus Plan (the “2018 Plan”), effective commencing with the Company’s fiscal year 2018, beginning in the Company’s first quarter of fiscal 2018. The Company’s executive officers will be eligible to participate in the 2018 Plan, which provides for the opportunity to earn quarterly and annual bonuses based on corporate and individual performance during the fiscal year. Bonuses under the 2018 Plan are based on each executive officer’s annual target cash incentive opportunity (established as a percentage of each executive officer’s base salary, referred to as the “Target Bonus”).

For each executive officer, 85% of their cash bonus opportunity under the 2018 Plan will be calculated based on multiples (ranging from 0 to 2) of their Target Bonus based on performance of the Company against corporate goals and objectives as approved by the Compensation Committee for the applicable measurement period, 65% of which will be based on quarterly financial and operating performance and will be paid out quarterly, and 35% of which will be based on other annual corporate goals and objectives and will be paid out annually. In addition, for each executive officer, an additional 15% of their cash bonus opportunity under the 2018 Plan will be based on a multiple (ranging from 0 to 1) of their Target Bonus based on individual performance against individual goals and objectives as approved by the Compensation Committee for the annual measurement period. Under the 2018 Plan, bonuses based on corporate goals and objectives will be no more than twice the amount of 85% of the applicable executive officer’s Target Bonus, and bonuses based on individual goals and objectives will be no more than 15% of the applicable executive officer’s Target Bonus.

Corporate goals and objectives may include goals and objectives relating to operational performance (e.g., quality and delivery performance), revenue growth, implementation of strategic programs, financial results as compared to the Company’s operating plan, and human resource initiatives. Individual goals and objectives are tailored to each executive officer’s position and are designed to award performance based on the individual’s contribution to the Company’s growth, financial performance, structural organization and achievement of strategic initiatives.

Each quarterly and annual bonus will be paid as soon as reasonably practicable following approval by the Chief Executive Officer, Chief Financial Officer and the Committee on a quarterly or annual basis, as applicable, but in no event later than March 15 of the year following the applicable performance year. Each quarterly and annual bonus under the 2018 Plan shall also be reviewed and approved by the Company’s Chief Executive Officer, Chief Financial Officer and the Compensation Committee on a quarterly or annual basis, as applicable, prior to payout. The Compensation Committee may increase or decrease bonuses calculated under the 2018 Plan in its discretion based on corporate or individual performance.

Equity Compensation

Our equity compensation program is intended to align the interests of our executive officers with those of our stockholders by creating a long-term incentive for our executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, which include the achievement of long-term stockholder value.

Types of Equity Awards. In fiscal 2017, consistent with recent years, we granted our named executive officers a combination of time-based and performance-based restricted stock units, or RSUs, which we believe are effective in retaining and motivating employees because they provide a predictable, tangible value to employees while also serving as an incentive to increase the value of our stock. RSUs are also an efficient way for us to reduce the dilutive effects of equity awards. The Compensation Committee believes this combination provides a balance between awards that provide high incentive value (in the form of PSUs, which will only vest if we meet performance criteria described under “—Mix of Performance versus Time-based ‘Refresh’ Grants” below, combined with service requirements) and awards that provide high retention value (in the form of time-based RSUs, which will have at least some value over time while imposing continued service requirements, and requiring time-based vesting of the earned performance units). In April of 2017, the Compensation Committee granted the following long-term equity awards to our named executive officers:

Name	Time-Based (# Shares)	Performance-Based (# Shares)	Total # Shares	Value of RSUs ($)(1)
James P. Scholhamer	50,000	50,000	100,000	$1,500,000
Sheri Savage	19,875	19,875	39,750	$596,250
Joe Williams	19,875	6,625	26,500	$397,500
Lavi A. Lev	19,875	6,625	26,500	$397,500
David Speirs	19,875	6,625	26,500	$397,500

(1)	The number of RSUs awarded to each of our executive officers was determined using a dollar value per share of $15.00, which was approximate the 60-day trailing average closing price of our common stock as of April 19, 2017, the date that our Compensation Committee approved the awards. The grant date for these awards was April 28, 2017, the last Friday of the month in which the awards were approved. On April 28, 2017, the closing sales price for our common stock was $19.24.

The number of equity awards the Compensation Committee granted to each executive officer in April 2017 was determined based on a variety of factors, including each individual executive’s job performance and his or her level of job responsibility. The Compensation Committee also considered the use of long-term equity awards as a means to retain and incentivize executives. The number of equity awards granted is also influenced by our stock price at the time the awards are granted, as well as new hires and promotions.

The number and target value of RSUs granted to Mr. Scholhamer in fiscal 2017 was set at a target value of $1.5 million as part of the Compensation Committee’s long-term goal of better aligning our chief executive officer’s equity awards with market levels, and also to recognize Mr. Scholhamer’s strong performance and significant contributions to our organization. The dollar value of Ms. Savage’s RSUs granted in April 2017 was set at a value lower than fiscal 2016 due to the fact that Ms. Savage had received a significant promotional grant of RSUs in fiscal 2016 when she was promoted to our chief financial officer. The Compensation Committee also considered its long-term goal of setting grants at a level consistent with the market 50th percentile of our peer group in determining grants for our non-CEO named executive officers for fiscal 2017, while at the same time considering the relative positions of each named executive officer within our global organization and past grant practices. The 2017 equity awards granted in April 2017 for our named executive officers show in the table above were all generally within targeted levels, as adjusted to maintain internal equity for named executive officers with similar levels of responsibility within our Company.

Following the Compensation Committee’s April 2017 meeting, the Compensation Committee subsequently determined to make the following additional awards of RSUs in fiscal 2017:

Name	Time-Based RSUs (# Shares)	Grant Date Fair Value of RSUs ($)
Sheri Savage	10,000	$245,400
Joe Williams	25,000	$613,500
Lavi A. Lev	10,000	$224,800

The additional grants to Ms. Savage and Mr. Lev shown in the table above where made in July and August of 2017, respectively, in connection with their additional responsibilities during our CEO’s leave of absence discussed above. The additional grant to Mr. Williams was made in July 2017 and was recommended to our Compensation Committee by our chief executive officer to recognize Mr. Williams outstanding performance in fiscal 2017 against his personal goals and key performance indicators.

The equity awards granted during fiscal 2017 to our named executive officers are set forth in detail under “Grants of Plan-Based Awards” below. All time-based RSUs granted to our named executive officers in fiscal 2017, and all PSUs earned based on fiscal 2017 performance, vest over a period of 3 years from the grant date in equal annual installments.

Promotional and New Hire Grants. The Compensation Committee’s policy has been to make promotional grants on solely a time-based vesting schedule to enhance retention.

Mix of Performance versus Time-based “Refresh” Grants. The mix of time-based and performance-based awards for grants made in April of 2017 described above was consistent with prior years. In allocating equity awards between time-based and performance-based awards, the Compensation Committee considers each named executive officer’s level of responsibility, and the relationship between that named executive officer’s performance and our common share price. Consistent with prior years, the Compensation Committee determined that 50% of the annual “refresh” equity awards that were granted to our chief executive officer and our chief financial officer would consist of performance-based awards because their roles focus more on overall corporate performance than our other named executive officers. For our other named executive officers, the Compensation Committee determined that 25% of the equity awards would consist of performance-based awards. Performance-based awards granted in fiscal 2017 to our named executive officers are earned according to the following performance criteria (determined based on performance in fiscal 2017). For fiscal 2017, for purposes of our performance-based awards, operating income is calculated consistent with our Management Bonus Plan.

% of PSUs granted	0%		60%	65%	70%	75%	80%	85%	90%	95%	100%
Operating income (in thousands)	below $	23,809	$23,809	$25,793	$27,777	$29,761	$31,745	$33,729	$35,713	$37,697	at or above $	39,681

The Compensation Committee determined, based our actual results for fiscal 2017, that 100% of the performance-based awards granted to eligible named executive officers in fiscal 2017 were earned.

Grant Practices. We have implemented procedures to regularize our equity award grant process, by making new hire grants and annual executive grants on the same day each month. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price rise in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.

Other Benefit Plans

Deferred Compensation. We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.

Executive Perquisites. We offer limited perquisites to our executive officers. In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans. In connection with Mr. Lev’s assignment to our Asian facilities at our request, we also agreed to make Mr. Lev whole for any income taxes for which he is responsible above that which he would be responsible for if he received a comparable salary as a resident the United States. No such tax equalization payments were made to Mr. Lev for fiscal 2017. See “—Summary Compensation Table” below for more information.

Other Benefits. We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.

The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Post-Termination Arrangements

Our post-termination arrangements with our named executive officers are described in this proxy statement below. We believe the severance benefits under these agreements or policies are reasonable in amount, and provide protection to key executive officers who would be likely to receive similar benefits from our competitors. The Compensation Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.

Accounting and Tax Considerations

In designing our executive compensation programs, the Compensation Committee generally considers the accounting and tax effects as well as direct costs. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Compensation Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.

We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Ultra Clean Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean Holdings, Inc. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean Holdings, Inc.’s proxy statement.

Members of the Compensation Committee

David T. ibnAle, Chair

Thomas T. Edman

Emily M. Liggett

Summary Compensation Table

The following table shows compensation information for the three most recently completed fiscal years for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers as of December 29, 2017 (collectively, our “named executive officers”):

Name and Position	Year	Salary ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
James P. Scholhamer	2017	406,923	(3)	1,980,000	710,832	1,684	(4)	3,099,439
Chief Executive Officer	2016	437,308		889,500	301,268	1,619		1,629,694
	2015	370,577		1,848,000	137,930	1,516		2,358,023

Sheri Savage	2017	346,154		1,032,450	604,499	6,500	(5)	1,989,603
Chief Financial Officer, Senior Vice President of Finance and Secretary	2016	286,546		1,094,505	137,898	6,452		1,525,401
	2015	226,455		167,000	22,956	6,439		422,850

Joe Williams	2017	351,123		1,138,200	328,987	9,322	(6)	1,827,632
Senior Vice President of Customer Business Management	2016	350,308		461,000	96,180	9,140		916,627
	2015	280,500		125,250	44,408	8,703		458,861

Lavi A. Lev	2017	294,800		749,500	344,801	261,370	(7)	1,650,471
President, Asia	2016	272,538		212,000	76,506	254,476		815,520
	2015	247,199		233,800	35,963	234,634		751,596

David Spiers	2017	296,883		524,700	278,166	9,326	(8)	1,109,075
Senior Vice President of North America Operations	2016	296,384		265,000	81,315	9,175		651,873
	2015	270,596		207,530	36,450	8,612		523,188

(1)	The amounts shown are the grant date fair value for stock awards granted in the applicable fiscal year, based on the per share closing price of our common stock the day preceding the grant date, computed in accordance with ASC Subtopic 718. The other valuation assumptions and the methodology used to determine such amounts are set forth in Note 1 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 29, 2017.

(2)	Amounts consist of cash incentive bonuses granted under our Management Bonus Plan.

(3)	As announced on July 27, 2017, Mr. Scholhamer took a leave of absence effective July 21, 2017 through October 2, 2017, during which time he did not earn a base salary.

(4)	This amount consists of $1,654 in long-term disability and life insurance premiums.

(5)	This amount consists of matching contribution of $4,984 under the 401(k) Plan and payment on behalf of Ms. Savage of $1,516 in long-term disability and life insurance premiums.

(6)	This amount consists of matching contribution of $8,100 under the 401(k) Plan and payment on behalf of Mr. Williams of $1,222 in long-term disability and life insurance premiums.

(7)	This amount consists of housing benefits.

(8)	This amount consists of matching contribution of $7,872 under the 401(k) Plan and $1,454 in long-term disability and life insurance premiums.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2017:

Name	Grant Date	Compensation Committee Compensation Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plans (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James P. Scholhamer			500,000	1,000,000
Chief Executive Officer	4/28/2017	4/19/2017			30,000	50,000	50,000		990,000
	4/28/2017	4/19/2017						50,000	990,000

Sheri Savage			270,225	540,450
Chief Financial Officer, Senior Vice President of Finance and Secretary	4/28/2017	4/19/2017			11,925	19,875	19,875		393,525
	4/28/2017	4/19/2017						19,875	393,525
	7/28/2017	7/24/2017						10,000	245,400

Joe Williams			176,750	353,500
Senior Vice President of Customer Business Management	4/28/2017	4/19/2017			3,975	6,625	6,625		131,175
	4/28/2017	4/19/2017						19,875	393,525
	7/28/2017	7/19/2017						25,000	613,500

Lavi A. Lev			155,600	311,200
Senior Vice President, Asia	4/28/2017	4/19/2017			3,975	6,625	6,625		131,175
	4/28/2017	4/19/2017						19,875	393,525
	8/25/2017	8/23/2017						10,000	224,800

David Spiers			155,100	310,200
Senior Vice President of North America Operations	4/28/2017	4/19/2017			3,975	6,625	6,625		131,175
	4/28/2017	4/19/2017						19,875	393,525

(1)	Reflects target at 100% and maximum cash award amounts pursuant to the Management Bonus Plan for fiscal 2017. The Management Bonus Plan does not include threshold performance goals or payouts.

(2)	Represents PSUs issued under our stock incentive plan, the value of which were determined using a stock price of $15, which was the approximate value of our average stock price for the 20-day period ended April 19, 2017, the approval date of our Compensation Committee. PSUs were achieved at target levels in fiscal 2017.

(3)	Represents RSUs issued under our stock incentive plan, the value of which were determined using a stock price of $15, which was the approximate value of our average stock price for the 20-day period ended April 19, 2017, the approval date of our Compensation Committee.

(4)	Under the terms of our stock incentive plan, fair market value is defined as the closing price on the day preceding the grant date. Our practice is for grants to be effective on the last Friday of the month in which the grant is approved.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 29, 2017:

	Stock Awards
Name	Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (1)
James P. Scholhamer
	100,000	(2)	2,309,000
	50,000	(3)	1,154,500
	50,000	(4)	1,154,500
	50,000	(5)	1,154,500
	50,000	(6)	1,154,500
Sheri Savage
	5,000	(7)	115,450
	1,000	(8)	23,095
	35,000	(3)	808,150
	8,334	(4)	192,432
	80,907	(9)	1,868,143
	19,875	(5)	458,914
	19,875	(6)	458,914
	10,000	(10)	230,900
Joe Williams
	5,000	(7)	115,450
	25,000	(3)	577,250
	8,334	(4)	192,432
	16,667	(11)	384,841
	19,875	(5)	458,914
	6,625	(6)	152,971
	16,667	(12)	384,841
Lavi A. Lev
	7,000	(7)	161,630
	1,400	(8)	32,335
	20,000	(3)	461,800
	6,667	(4)	153,941
	19,875	(5)	458,914
	6,625	(6)	152,971
	10,000	(13)	230,900
David Spiers
	5,000	(7)	115,450
	1,000	(8)	23,095
	2,334	(14)	53,892
	25,000	(3)	577,250
	8,334	(4)	192,432
	19,875	(5)	458,914
	6,625	(6)	152,971

(1)	Values in the column are based on the most recent closing price of our common stock as of December 29, 2017 (our fiscal 2017 yearend), which was $23.09.

(2)	1/2 of remaining units vest on January 30, 2018 and January 30, 2019, respectively.

(3)	1/2 of remaining units vest on February 26, 2018 and February 26, 2019, respectively.

(4)	Represents earned portion of performance-based awards granted in fiscal 2016. 1/2 of remaining units vest on February 26, 2018 and February 26, 2019, respectively.

(5)	1/3 of remaining units vest on April 28, 2018 and 1/3 each year thereafter.

(6)	Represents earned portion of performance-based awards granted in fiscal 2017. 1/3 of remaining units vest on April 28, 2018 and 1/3 each year thereafter.

(7)	Remaining units vest on February 27, 2018

(8)	Represents earned portion of performance-based awards granted in fiscal 2015. These units exclude 40% of the performance-based awards granted in fiscal 2015, which were cancelled as some of the performance criteria was not met. Remaining units vest on February 27, 2018.

(9)	Represents promotional award granted in July 2016. 1/2 of remaining units vest on July 29, 2018 and July 29, 2019, respectively.

(10)	Represents promotional award granted in July 2017. 1/3 of remaining units vest on July 28, 2018 and each year thereafter.

(11)	Represents promotional award granted in October 2016. 1/2 of remaining units vests on October, 28, 2018 and October 28, 2019, respectively.

(12)	Represents promotional award granted in July 2017. 1/2 of remaining units vest on July, 28, 2018 and July 29, 2019, respectively.

(13)	1/3 of remaining units vest on August 25, 2018 and 1/3 each year thereafter.

(14)	Remaining units vest on September 25, 2018.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2016, which ended on December 29, 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James P. Scholhamer	100,000	1,360,000
Sheri Savage	72,517	1,451,608
Joe Williams	38,332	721,991
Lavi A. Lev	32,923	472,964
David Spiers	40,212	644,225

(1)	The value realized equals the fair market value of the Company’s common stock on the date of vesting multiplied by the number of stock awards vesting.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.

None of our named executive officers participated in the EDCP or had any reportable amounts under Item 402(i) of Regulation S-K for fiscal 2017.

Post-Termination Arrangements

Change in Control Severance Agreement with James P. Scholhamer. We have a Change in Control Severance Agreement with James P. Scholhamer. If upon, or within 3 months prior to or 12 months following, a change in control, Mr. Scholhamer is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.

Change in Control Severance Agreement with Sheri Savage. We have a Change in Control Severance Agreement with Sheri Savage. Such agreement provides that, if upon, or within 12 months following, a change in control, Ms. Savage is terminated without cause or he resigns for good reason, she is entitled to receive 150% of her then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until she becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of her unvested outstanding equity awards.

In the Change in Control Severance Agreements described above, “good reason” is defined as (i) a reduction in the executive’s then existing annual salary (by more than 10% in the case of Ms. Savage) other than in connection with an action affecting a majority of the executive officers of the Company (not to exceed 25% in the case of Mr. Scholhamer), (ii) relocation of the principal place of the executive’s employment to a location more than 50 miles from the principal place of executive’s employment prior to the change in control and (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control.

In the Change in Control Severance Agreement described above for Ms. Savage, “cause” exists if Ms. Savage: (A) is convicted of, or pleads guilty or no contest to, a criminal offense; (B) engages in any act of fraud or material dishonesty in connection with her employment; (C) breaches any agreement with the Company; (D) commits any material violation of a written Company policy that has been provided to her; or (E) fails, refuses or neglects to perform the services required of her in her position at the Company (subject in certain cases to a cure period).

The following table shows amounts that would have been paid if such named executive officers had been terminated on December 29, 2017 in connection with a change of control:

Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($) (1)	Total Severance ($)
James P. Scholhamer	1,000,000	766,686	47,858	6,927,000	8,741,544
Sheri Savage	540,450	382,677	35,893	4,146,759	5,105,779

(1)	Amounts based on our stock price as of December 29, 2017.

Severance Policy for Executive Officers. Under our severance policy for executive officers of the Company, in the event that the chief executive officer is terminated without cause and signs a release of claims, the executive would receive 150% of the executive’s then-current salary, plus 150% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 18 months. In the event that the chief financial officer or chief operating officer is terminated without cause and signs a release of claims, the executive would receive 100% of the executive’s then-current salary, 100% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 12 months. In the event that an executive officer, other than those described in the foregoing, is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then-current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and payment of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he becomes eligible for group health coverage with another employer). We may revise or terminate this policy at any time, except that following a change in control, the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter.

In addition, pursuant to Mr. Lev’s offer letter in place at December 29, 2017, should we decide to terminate Mr. Lev’s assignment without cause, or fail to identify another similar position for Mr. Lev at our offices in Hayward, California (or another mutually agreed upon location with a similar cost of living) at the end of Mr. Lev’s current assignment (a “Replacement Position”), Mr. Lev is entitled to receive a severance benefit of 12 months’ salary continuation (at the base pay rate in effect at the time), the earned but unpaid portion of bonus and equity award vesting for 12 months, and health benefits continuation through COBRA (with the Company’s contribution paid by the Company with normal employee contributions deducted).

The following table shows amounts that would have been paid if the named executive officers had been terminated without cause (or, in the case of Mr. Lev, if we are unable to identify a Replacement Position) on December 29, 2017:

Name (1)	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($)	Total Severance ($)
James P. Scholhamer	750,000	575,015	35,893	4,233,167	5,594,075
Sheri Savage	360,300	255,118	23,929	1,946,578	2,585,925
Joe Williams	265,125	78,263	164	—	343,551
Lavi Lev (1)	233,400	76,212	—	—	309,612
David Spiers	232,650	65,989	16,103	—	314,742

(1)	On February 6, 2018, the Company entered into a Letter Agreement (the “Letter Agreement”) with Lavi A. Lev, the Company’s President, Asia, which extended Mr. Lev’s current assignment in the Company’s Singapore facilities through June 1, 2018, which date may be extended with the mutual agreement of the Company and Mr. Lev (such date, as may be extended, the “End Date”). Under the Letter Agreement, if Mr. Lev continuously serves in his position through the End Date and ceases to be employed by the Company following the End Date voluntarily or otherwise (unless terminated without cause prior to the End Date), subject to a release of claims, Mr. Lev will be entitled to receive a lump sum cash payment equal to the following: (i) 15 months’ of his then-current base salary, (ii) an additional three months of salary, grossed up for taxes, representing an allowance for Mr. Lev to establish residence in a location of his choosing following the End Date, (iii) an amount equal to the value of his outstanding, unvested equity awards held as of the End Date that would have vested during the period June 1, 2018 through June 2, 2019, calculated as of the End Date, (iv) an amount equal to his average annual cash bonus over the prior three fiscal years, (v) 18 months of COBRA premiums and (vi) an amount equal to the value of 10,000 restricted stock units calculated as of the End Date.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

During fiscal 2017, the principal executive officer of Ultra Clean was our Chief Executive Officer, James Scholhamer. For 2017, the combined annual total compensation for Mr. Scholhamer was $3,099,439, and for our median employee was $40,442, resulting in an estimated pay ratio of approximately 77:1.

In accordance with the flexibility provided by Item 402(u) of Regulation S-K, we identified the median employee by aggregating for each applicable employee (A) annual base salary or wage rates for our salaried and hourly employees as of December 29, 2017 (the median employee determination date), (B) the target bonus for 2017 and (C) the accounting value of any equity awards granted during 2017. We then ranked this compensation measure for our employees from lowest to highest. This calculation was performed for individuals, excluding our current CEO, James Scholhamer, whether employed on a full-time or part-time basis.

Once we identified our median employee, we then calculated such employee’s annual total compensation for 2017 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2017 (as set forth in the 2017 Summary Compensation Table on page 31). Our CEO’s annual total compensation for 2017 for purposes of the Pay Ratio Rule is equal to the amount reported in the Total” column in the 2017 Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are David T. ibnAle (chair), Emily M. Liggett and Thomas T. Edman. No member of our Compensation Committee is or was an officer or employee of the Company during 2017. None of our executive officers serves or served during 2017 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ James P. Scholhamer
Name: James P. Scholhamer
Title: Chief Executive Officer

Dated: April 19, 2018

ULTRA CLEAN HOLDINGS, INC. 26462 CORPORATE AVENUE HAYWARD,CA 94545    VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    The Board of Directors recommends you vote FOR the following: 1. Election of Directors    Nominees For Against Abstain 1A Clarence L. Granger    0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1B James P. Scholhamer    0 0 0 2. Ratification of the appointment of Moss Adams    0 0 0    LLP as the independent registered public    accounting firm of Ultra Clean Holdings, Inc. 1C David T. ibnAle    0 0 0    for fiscal 2018. 1D Leonid Mezhvinsky    0 0 0 3. Approval, by an advisory vote, of the    0 0 0    compensation of Ultra Clean Holdings, Inc.‘s    named executive officers for fiscal 2017 as 1E Emily M. Liggett    0 0 0    disclosed in our proxy statement for the 2018    Annual Meeting of Stockholders. 1F Thomas T. Edman    0 0 0 NOTE: Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof 1G Barbara V. Scherer    0 0 0 For address change/comments, mark here.                0 17 . (see reverse for instructions) . 1 . 0    R1 _ 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000376982 partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ULTRA CLEAN HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 15, 2018 12:30 p.m. Pacific Daylight Time Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report/ 10-K are available at www.proxyvote.com ULTRA CLEAN HOLDINGS, INC. 26462 Corporate Avenue Hayward, CA 94545 This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 15, 2018. This proxy will be voted as directed, or if no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint James P. Scholhamer and Sheri Brumm, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments. Address change/comments: . 17 . 1 . 0    R1 _ 2 0000376982 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side